UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b),(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b).
                               (Amendment No. 2)*


                               InfoNow Corporation
                                (Name of Issuer)

                                     Common
                         (Title of Class of Securities)

                                    456664309
                                  ------------
                                 (CUSIP Number)


                                 August 28, 1999
              -----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|      Rule 13d-1(b)

         |_|      Rule 13d-1(c)

         |_|      Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G


CUSIP No. 456664309                                            Page 2 of 5 Pages
 -------------------------------------------------------------------------------

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1         NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


          Stuart N. Fullinwider
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                     (a)     |_|
                                                                     (b)     |_|

--------------------------------------------------------------------------------
3         SEC USE ONLY


--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.
--------------------------------------------------------------------------------
                              5        SOLE VOTING POWER

         NUMBER OF                     354,165
                            ----------------------------------------------------
          SHARES              6        SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                      --
                            ----------------------------------------------------
           EACH               7        SOLE DISPOSITIVE POWER
         REPORTING
          PERSON                       354,165
                            ----------------------------------------------------
           WITH:              8        SHARED DISPOSITIVE POWER

                                       --
                            ----------------------------------------------------
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          354,165
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)
                                                                             |-|

--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          4.93%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          IN
--------------------------------------------------------------------------------

CUSIP No. 456664309                                            Page 3 of 5 Pages
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     This Amendment No. 2 (this "Amendment") to the Schedule 13G originally filed with the Securities and Exchange Commission ("SEC") on June 18, 1998, and as amended on November 18, 1998 (the "Schedule 13G") is being filed to provide
(i) information regarding the disposition by Stuart N. Fullinwider of a portion of his shares of common stock of InfoNow Corporation (the "Company") and (ii) to terminate Fullinwider's status as a 13G filer pursuant to Rule 13d-1(e)(1). Concurrently with this Amendment, Fullinwider is filing a Schedule 13D.

Item 1. Name and Address of Issuer
----------------------------------

     InfoNow Corporation, 1875 Lawrence Street, Suite 1100, Denver, CO 80202

Item 2. Identity and Background
-------------------------------

         (a)     Name of Person Filing:
                 Stuart N. Fullinwider

         (b)     Address of Principal Business Office:
                 24768 Foothills Drive N.,  Golden,  CO  80401

         (c)     Citizenship:
                 U.S.A.

         (d)     Title of Class of Securities:
                 Common

         (e)     CUSIP Number:
                 456664309

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a) [ ] Broker of Dealer registered under Section 15 of the Act

         (b) [ ] Bank as defined in section 3(a)(6) of the Act

         (c) [ ] Insurance  Company as defined in section  3(a)(15) of the Act

         (d) [ ] Investment Company registered under section 8 of the Investment Company Act

         (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

         (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b) (1) (ii) (F)

         (g) [ ] Parent Holding Company, in accordance with Section 240.13d-1(b) (1) (ii) (G)

         (h) [ ] Group, in accordance with Section 240.13d-1(b) (1)(ii) (H)

Item 4. Ownership.
------------------

         (a)   Amount Beneficially Owned:
               354,165 shares

CUSIP No. 456664309                                           Page 4 of 5 Pages
--------------------------------------------------------------------------------

         (b)   Percent of Class:
               4.93%

         (c)   Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote

                              354,165 shares

              (ii)  shared power to vote or to direct the vote

                              not applicable

             (iii)  sole power to dispose or to direct the disposition of

                              354,165 shares

              (iv)  shared power to dispose or to direct the disposition of not applicable



Item 5. Ownership of Five Percent or Less of a Class.
-----------------------------------------------------

     If this statement is being filed to report the fact that as or the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].



Item 6. Ownership of More Than Five Percent on Behalf of Another Person.
------------------------------------------------------------------------

                  Not applicable



Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.
--------------------------------------------------------------------------------

                  Not applicable


Item 8. Identification and Classification of Members of the Group.
------------------------------------------------------------------

                  Not applicable



Item 9. Notice of Dissolution of Group.
---------------------------------------

                  Not applicable



Item 10. Certification.
-----------------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

CUSIP No. 456664309                                            Page 5 of 5 Pages
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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 1, 1999






                                                  By: /s/  Stuart N. Fullinwider
                                                      --------------------------
                                                  Name:  Stuart N. Fullinwider